FOX INTERACTIVE MEDIA ENTERS INTO LANDMARK AGREEMENT WITH GOOGLE INC.

Multi-Year Pact Calls for Google to Provide Search and Advertising Across Fox Interactive Media's Growing Online Network Including the MySpace Community

MOUNTAIN VIEW and LOS ANGELES, Calif., August 7A, 2006 -- News Corporation's Fox Interactive Media and Google Inc. (NASDAQ: GOOG) today announced a multi-year search technology and services agreement whereby Google will be the exclusive search and keyword targeted advertising sales provider for Fox Interactive Media's growing network of web properties including MySpace.com ( http://www.myspace.com ).

The agreement calls for Google to power web, vertical and site specific search for MySpace.com and the majority of Fox Interactive Media properties. Google will be the exclusive provider of text-based advertising and keyword targeted ads through its AdSense program, for inventory on Fox Interactive Media's network. Google will also have a right of first refusal on display advertising sold through third parties on Fox Interactive Media's network.

The integration of Google's services including consistent search navigation across Fox Interactive Media's network of properties is slated to begin in the fourth quarter 2006 and will provide users with access to Google's industry leading search capabilities as well as text and display advertising from its global advertiser base.

Under the terms of the agreement, Google will be obligated to make guaranteed minimum revenue share payments to Fox Interactive Media of $900 million based on Fox achieving certain traffic and other commitments. These guaranteed minimum revenue share payments are expected to be made over the period beginning in the first quarter of 2007 and ending in the second quarter of 2010.

"Our partnership with Google underscores News Corp's continued evolution to become a powerful force in the digital media marketplace. To have come this far and gained this much momentum in just over a year is truly remarkable," said Peter Chernin, President and Chief Operating Officer of News Corporation. "This is an exciting time in our history as a forward thinking media company and this is just the first of many steps we plan to take with Google. We look forward to expanding our relationship into many new areas over years to come."

"We believe that our innovative technologies will be of real benefit to Fox Interactive Media's growing number of users," said Eric Schmidt, Chief Executive Officer of Google. "MySpace.com is a widely acknowledged leader in user-generated content and incorporating search and advertising furthers our mission of making the world's information universally accessible and useful."

"This deal is the next step in our evolution as a significant interactive player," said Ross Levinsohn, President of Fox Interactive Media. "Forming a strategic partnership with one of the most innovative companies in the world to expand our business together, monetize our platforms effectively and leverage our combined scale will provide substantial growth for our businesses."

"This agreement demonstrates our commitment to bring the same innovation to monetizing user-generated content that we brought to search advertising," said Omid Kordestani, Senior Vice President, Global Sales & Business Development of Google. "We look forward to other opportunities to partner with News Corp. to the benefit of its community."

"This agreement demonstrates our commitment to bring the same innovation to monetizing user-generated content that we brought to search advertising," said Omid Kordestani, Senior Vice President, Global Sales & Business Development of Google. "We look forward to other opportunities to partner with News Corp. to the benefit of its users."

In addition to MySpace.com ( http://www.myspace.com ), Fox Interactive Media properties that will benefit from the Google integration include top ranked online videogame and entertainment site IGN ( http://www.ign.com ), dynamic collegiate and pro sports network Scout.com ( http://www.scout.com ), leading site for movie lovers Rottentomatoes.com ( http://www.rottentomatoes.com ), popular men's lifestyle site AskMen.com ( http://www.askmen.com ); as well as Gamespy.com ( http://www.gamespy.com ), Gamespyarcade.com ( http://www.gamespyarcade.com ), Fileplanet.com ( http://www.fileplanet.com ), Direct2drive.com ( http://www.direct2drive.com ), Teamxbox.com ( http://www.teamxbox.com ), 3dgamers.com ( http://www.3dgamers.com ), Gamestat.com ( http://www.gamestat.com ), Cheatscodesguides.com ( http://www.cheatcodesguides.com ) and Gamermetrics.com ( http://www.gamermetrics.com ).

About Google:

Google's innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google's targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

About Fox Interactive Media:

A division of News Corp. (NWS and NWS.A), Fox Interactive Media (FIM) is an integrated network of sites offering socially rich media experiences centered on entertainment, news, information and self-expression. The company's network includes Internet assets from News Corp., including the highly trafficked Foxsports.com ( http://www.foxspports.com ), Americanidol.com ( http://www.americanidol.com ) and Fox.com ( http://www.fox.com ). FIM also owns and operates such category leaders as MySpace.com ( http://www.myspace.com ), the number one social networking site on the Web; Scout.com ( http://www.scout.com ), a dynamic collegiate and pro sports network; and IGN Entertainment ( http://www.ign.com ), a network of leading gaming and entertainment sites including men's lifestyle site AskMen ( http://www.askmen.com ) and premier destination for movie-goers Rotten Tomatoes ( http://www.rottentomatoes.com ) among others.

***NOTE: A conference call for financial analysts and members of the press only will occur at 1:30 p.m. Pacific Time / 4:30 p.m. Easter Time today.***

The Teleconference Dial-In Numbers are:
United States: (800) 230-1059
International: (612) 332-0107
Passcode: NEWS

For a webcast of the call, please visit Google's Investor Relations web site at: http://investor.google.com/webcast.html.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to the growth of our business. Actual results may differ materially from our expected results. Factors that could cause actual results to differ from our expectations include competition, our ability to continue to attract users to our web sites, our ability to attract web sites to our AdSense program, general economic conditions and those economic conditions specific to the Internet and Internet advertising, our ability to innovate and improve monetization, and the growth of the market for internet advertising. More information about potential risk factors is included in our report on Form 10-Q for the quarter ended March 31, 2006, and from time to time in other reports that we file with the SEC.

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Contacts:

Media:
Fox Interactive Media
Ann Burkart 310-969-7220
Julie Henderson 310-969-7141

Google
Jon Murchinson 650-253-4437

Investors:
News Corp.
Reed Nolte 212-852-7092

Google
Maria Shim 650-253-7663